                                                                   EXHIBIT 99.10

KPMG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Minnesota Life Insurance Company and
Contract Owners of Variable Annuity Account:



We consent to the use of our reports included herein and to the reference to our Firm under the heading "Auditors" in Part B of the Registration Statement. Our report on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries refers to changes in accounting for derivatives and beneficial interests in securitized financial assets due to the adoption of new accounting standards in 2001.


                                    /s/  KPMG LLP

                                    KPMG LLP


Minneapolis, Minnesota
December 22, 2004